Exhibit 99.1

News Release
CONTACT: Vic Svec (314) 342-7768

FOR IMMEDIATE RELEASE
April 23, 2015

PEABODY ENERGY ANNOUNCES RESULTS
FOR THE QUARTER ENDED MARCH 31, 2015

•	First quarter revenues of $1.54 billion lead to Adjusted EBITDA of $166 million

•	Diluted Loss Per Share from Continuing Operations and Adjusted Diluted EPS total $(0.62), including $(0.23) related to refinancing the 2016 Senior Notes

•	Cost reductions largely offset $100 million in lower pricing in the first quarter; Liquidity rises to $2.22 billion

•	2015 U.S. volume guidance reduced by 10 million tons; Lowering U.S. and Australian costs per ton and capital targets to reflect success of ongoing initiatives

•	$685 million improvement in annual cash outlays by early 2017 related to potential currency and fuel benefits and expiration of PRB reserve and health trust payments

ST. LOUIS, April 23 - Peabody Energy (NYSE: BTU) today reported first quarter 2015 revenues of $1.54 billion, leading to Adjusted EBITDA of $165.6 million.  Diluted Loss Per Share from Continuing Operations and Adjusted Diluted EPS totaled $(0.62), including a $0.23 impact related to refinancing the 2016 Senior Notes.
“In the face of market headwinds, Peabody’s first quarter performance demonstrates the underlying strength of our business as ongoing cost improvements largely overcame lower coal prices and the impact of hedging,” said Peabody Energy President and CEO-Elect Glenn Kellow. “While our team has made considerable strides in driving down costs, we know we have further work to do, and we are implementing a wide range of initiatives to provide sustainable results and generate shareholder value.”

RESULTS FROM CONTINUING OPERATIONS
First quarter revenues totaled $1.54 billion compared with $1.63 billion in the prior year due to lower realized pricing and a shift in U.S. production mix toward the Southern Powder River Basin. First quarter Adjusted EBITDA of $165.6 million declined 6 percent from the prior year, and includes the impact of $100 million in lower pricing and the timing of Resource Management transactions.

First quarter 2015 results include the impact of $103.8 million related to currency and diesel fuel hedging, shown in the table below:

	Quarter Ended
(in millions)	March 2015	March 2014	Change
Adjusted EBITDA - U.S. Mining:
U.S. Mining Operations (before hedging)	$271.5	$254.6	$16.9
Commodity Hedging Results	(17.4)	(2.0)	(15.4)
Total U.S. Mining Adjusted EBITDA	$254.1	$252.6	$1.5
Adjusted EBITDA - Australian Mining:
Australian Mining Operations (before hedging)	$61.9	$21.0	$40.9
Foreign Currency Hedging Results	(73.6)	(18.8)	(54.8)
Commodity Hedging Results	(12.8)	(0.4)	(12.4)
Total Hedging Results	(86.4)	(19.2)	(67.2)
Total Australian Mining Adjusted EBITDA	$(24.5)	$1.8	$(26.3)

U.S. Mining Adjusted EBITDA increased $1.5 million over the prior year to $254.1 million as cost reduction efforts offset the impact of lower Midwest realizations. U.S. Mining revenues of $965.0 million declined 2 percent from the prior year due to a greater mix of Southern Powder River Basin sales and lower realized pricing in the Midwest. U.S. costs per ton declined 3 percent as a result of a greater mix of Western shipments, continued cost containment activities and the net benefit from lower fuel prices.
Australian Mining Adjusted EBITDA declined $26.3 million to $(24.5) million in the first quarter, and includes $(67.2) million in higher hedging losses versus the prior year. Before hedging, Australian Mining Operations increased $40.9 million to $61.9 million, as approximately $110 million in lower pricing was more than offset by nearly $150 million in lower costs, split evenly between operational improvements and lower currency and fuel prices. First quarter Australian results also include approximately $25 million related to temporary overburden sequencing issues at the Coppabella Mine, along with mechanical related delays at the North Goonyella Mine, both of which have been resolved. Excluding the impact of hedging, all Australian mines would have generated positive Adjusted EBITDA in the first quarter except for the contractor-operated Burton Mine. Australian Mining revenues declined $63.6 million to $548.2 million, reflecting a 16 percent decline in revenues per ton, partly offset by a 7 percent increase in shipments. Australian volumes totaled 8.8 million tons, including 3.8 million tons of metallurgical coal at an average realized price of $89.14 per ton and 3.0 million tons of export thermal coal at $57.64 per ton, with the remaining 2.0 million tons delivered under domestic thermal contracts. Australian costs per ton declined 12 percent, reflecting sustainable cost reductions, lower fuel prices and the repeal of the carbon tax.
Selling and Administrative Expenses declined 17 percent to $49.4 million, reflecting benefits from the company’s comprehensive cost containment programs and marking the lowest quarterly total in six years.

Loss from Continuing Operations totaled $(164.4) million compared to $(44.3) million in the prior year, and includes the impact of $103.8 million related to currency and fuel hedging and $62.1 million, or $0.23 per share, in debt extinguishment charges and additional interest expense during the refinancing of the 2016 Senior Notes. Diluted Loss from Continuing Operations and Adjusted Diluted EPS totaled $(0.62).
First quarter operating cash flow was $3.4 million, including $58.2 million related to debt extinguishment charges, while capital spending was $25.1 million. Following financing activities during the quarter, cash balances increased $339.1 million to $637.1 million, with total liquidity of $2.22 billion. Cash balances include $94.1 million in refinancing proceeds that were used to redeem the remaining outstanding 2016 Senior Notes on April 15, 2015.

GLOBAL COAL MARKETS
“While global coal markets remained weak during the first quarter, thermal coal production curtailments are beginning to accelerate and seaborne metallurgical coal supply is expected to decline for the first time in three years,” said Kellow. “The impact of slowing Chinese demand has weighed on the market, yet we expect rising Indian coal imports, ongoing global urbanization trends and economic growth to lead to rising steel and electricity consumption over the next several years.”
Within global coal markets:

•
The second quarter metallurgical coal benchmark for high-quality low-vol hard coking coal settled at $109.50 per tonne with benchmark low-vol PCI at $92.50 per tonne. The annual thermal benchmark commencing on April 1 for Newcastle-quality coal settled at $67.80 per tonne. Over the last year, the weaker Australian dollar has outpaced the decline in seaborne coal pricing. While the U.S. dollar price for hard coking coal and thermal coal declined 9 percent and 17 percent, respectively, the Australian dollar price increased 8 percent and declined 2 percent, respectively, in the same period, placing additional pressure on U.S. exports;

•
Chinese coal imports remain challenged amid slower demand and efforts to support the domestic coal industry, including quality restrictions, tariffs and lower domestic taxes that have temporarily prevailed over delivered import economics. In the first two months of the year, thermal coal imports declined 51 percent, while metallurgical coal imports fell 14 percent, indicating relatively stronger underlying Chinese seaborne metallurgical coal demand. Coal imports are expected to rebase as growing economic stimulus actions take hold, excess property supply is eliminated, domestic coal production is rationalized and policy restrictions ease; and

•	India is expected to surpass China to become the largest seaborne coal importer in 2015. India has publicly announced its commitment to long-term coal use as a fundamental building block for fueling India’s accelerating economic growth. Through March, Indian thermal coal imports rose 16 million tonnes and coal-fueled generation grew 6 percent. Metallurgical coal imports increased 49 percent to 12 million tonnes through the first quarter of the year. Metallurgical coal demand is expected to expand as India continues to rely on the seaborne market to meet the vast majority of its growing metallurgical coal needs.

Seaborne metallurgical coal fundamentals are in the process of rebalancing, with supply expected to decline approximately 10 million tonnes on further North American curtailments and flat Australian exports. Approximately 20 million tonnes of announced production cutbacks are expected to be realized this year, and more supply reduction announcements are likely in response to current prices. In addition, capital spending remains extremely constrained, and Peabody believes that a significant increase in metallurgical coal prices will be required to incentivize new investment. Seaborne metallurgical coal demand is anticipated to improve on rising steel intensity per capita. New coastal steel plants are being constructed in Asia and are expected to require more than 30 million tonnes of seaborne metallurgical coal by late 2016.
While seaborne thermal coal markets remain challenged due to strong supply and reduced Chinese imports, major producers in Australia and China have announced significant production cutbacks during the quarter, and additional global reductions are expected. Seaborne thermal demand is projected to improve as new coal-fueled generation continues to be built in a number of emerging and developed nations.

Within U.S. coal markets:

•
Coal generation declined 14 percent through March and natural gas generation increased 14 percent on lower natural gas prices that averaged $2.82 per mmBtu compared to $4.26 per mmBtu in 2014. As a result, Peabody now projects 2015 U.S. coal demand to decline 80 to 100 million tons;

•
U.S. coal production is expected to decline in 2015, with growing curtailments occurring in the second half of the year. U.S. exports are expected to decline 30 to 40 million tons this year, with metallurgical coal exports now expected to be 10 to 15 million tons lower than 2014; and

•	Peabody has reduced its 2015 U.S. volume targets by 10 million tons in light of current market conditions.

While an estimated 35 percent of U.S. electricity will be generated by coal in 2015, coal’s share of U.S. electricity generation is projected to increase to nearly 40 percent in 2017 on higher natural gas prices and rising coal plant utilization that partly offset the impact of coal unit retirements. Southern Powder River and Illinois Basin demand is anticipated to rise 50 to 70 million tons during that time.

PEABODY TARGETING IMPROVEMENT ACTIONS ACROSS FOUR AREAS OF BUSINESS
“The Peabody team has clearly demonstrated its ability to improve performance in the face of extended market weakness,” said Kellow. “With speed, focus and purpose, we are taking additional substantial measures with an emphasis on improving our platform across four primary areas of the business. These measures, combined with our portfolio exposure to key markets, provide Peabody multiple avenues for success now and in the future.”

Major actions include:

•
Operational: Maintaining a relentless focus on improving safety, increasing productivity and driving down operating costs. Peabody continues to improve productivity and has reduced its global workforce more than 20 percent over the last three years. Capital spending targets have been further reduced, and are primarily allocated to safety and sustaining capital items. The company continues its efforts across a host of cost containment initiatives, including procurement, maintenance and operations;

•
SG&A: Building on the 17% cost improvement in the first quarter, the company is targeting a leaner structure through office closures, process rationalization and overhead reductions. The company is also implementing a global shared services center to centralize administrative functions, while pursuing other ongoing initiatives;

•
Financial: Maximizing cash and liquidity in the near term. In the first quarter, the company amended its credit agreement, proactively refinanced its 2016 Senior Notes and increased liquidity. The company now has no significant debt maturities for more than three years. Longer term, Peabody intends to use excess proceeds from asset sales, lower fixed obligations and improving coal markets to reduce debt; and

•
Portfolio: Initiating a heightened emphasis on portfolio optimization through asset sales and joint ventures, including sales of non-core reserves, surface lands and partial interests in active operations. As part of this initiative, the company is progressing a strategic review of its portfolio of Australian tenements and is continuing to explore interest for U.S. assets. Peabody has more than 7.5 billion tons of coal reserves, including approximately 3 billion tons not assigned to active mining operations, along with 500,000 acres of surface lands and other assets that are under evaluation. The company is also evaluating options at its highest cost operation, the Burton Mine in Australia, where the current contract-miner agreement expires in mid-2016.

Additionally, by early 2017, Peabody has $685 million in potential annual cash improvement compared with 2015 related to the following items:

•	$275 million in lower cash payments related to Southern Powder River Basin reserve installments that end in 2016;

•	$75 million in lower cash payments related to health benefit trust payments that expire in January 2017; and

•
$335 million in potential lower currency rates and fuel prices as legacy hedge transactions roll off. Peabody has historically employed a rolling 36-month hedge program for diesel fuel and the Australian dollar. The hedge positions and estimated cumulative cost improvements are shown below and are based on the declining hedge positions over time and the current forward diesel fuel prices and exchange rates as of March 31, 2015.

Currency and Fuel Hedge Position

Australian Dollar Hedging	2015	2016	2017
Percent Hedged	66%	42%	22%
Hedge Rate	$0.95	$0.92	$0.88
All-in Rate	$0.89	$0.82	$0.77
Potential Lower Costs Compared to 2015		$170	$289

Fuel Hedging	2015	2016	2017
Percent Hedged	91%	64%	44%
Hedge Price (per barrel equivalent)	$84	$85	$79
All-in Price (per barrel equivalent)	$80	$72	$68
Potential Lower Costs Compared to 2015		$31	$46

Total Potential Lower Costs Compared to 2015		$201	$335

* Potential lower costs compared to 2015 are in millions.
* 2015 hedge percentages and hedge rate/price are for April through December 2015; 2015 all-in rate/price incorporates the full year for year-on-year comparisons.
* Estimated cumulative savings in millions and based on 2015 estimated requirements of ~$2.4 billion AUD and ~155 million gallons of diesel fuel usage.

OUTLOOK
Peabody’s 2015 U.S. production is fully priced with 2016 U.S. production approximately 40 to 50 percent unpriced based on revised expectations for 2015 production levels. Peabody has approximately 75 million tons of Southern Powder River Basin production for 2016 delivery that is priced 9 percent above expected 2015 realized levels.
Peabody is targeting second quarter 2015 Adjusted EBITDA of $135 million to $175 million and Adjusted Diluted EPS of $(0.59) to $(0.49). Compared with the first quarter of 2015, second quarter 2015 targets reflect the annual guidance factors listed below along with lower seaborne coal prices and a traditional U.S. shoulder period. The Adjusted EPS range also includes approximately $0.03 per share of debt extinguishment charges related to the remaining outstanding 2016 Senior Notes that were redeemed on April 15, 2015.

Prior Guidance
	New 2015 Guidance	(where changed)
Sales Volumes (in million tons) U.S. Australia Trading & Brokerage Total	180 - 190 35 - 37 20 - 28 235 - 255	190 - 200
U.S. Operations Revenue Per Ton (vs 2014) Costs Per Ton (vs 2014)	3% - 5% lower 3% - 5% lower	2% - 4% lower 2% - 4% lower
Australia Operations Metallurgical Coal Sales Export Thermal Sales Costs Per Ton	15 - 16 million tons 12 - 13 million tons $62 - $64	2% - 4% lower
Depreciation, Depletion and Amortization	$600 - $640 million
Capital Expenditures	$170 - $190 million	$180 - $200 million

Peabody Energy is the world’s largest private-sector coal company and a global leader in sustainable mining, energy access and clean coal solutions.  The company serves metallurgical and thermal coal customers in more than 25 countries on six continents. Peabody was named Energy Company of the Year at the 2014 Platts Global Energy Awards. For further information, visit PeabodyEnergy.com and AdvancedEnergyForLife.com.

-End-

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. The company uses words such as “anticipate,” “believe,” “expect,” “may,” “forecast,” “project,” “should,” “estimate,” “plan,” “outlook,” “target,” “likely,” “will,” “to be” or other similar words to identify forward-looking statements. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of April 23, 2015. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: supply and demand for the company’s coal products; price volatility and customer procurement practices, particularly in international seaborne products and in the company’s trading and brokerage businesses; impact of alternative energy sources, including natural gas and renewables; global steel demand and the downstream impact on metallurgical coal prices; impact of weather and natural disasters on demand and production; reductions and/or deferrals of purchases by major customers and the company’s ability to renew sales contracts; credit and performance risks associated with customers, suppliers, contract miners, co-shippers, and trading, banks and other financial counterparties; geologic, equipment, permitting, site access, operational risks and new technologies related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; impact of take-or-pay agreements for rail and port commitments for the delivery of coal; successful implementation of business strategies; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and their related funding requirements; replacement and development of coal reserves; adequate liquidity and the cost, availability and access to capital and financial markets; ability to appropriately secure the company’s obligations for reclamation, federal and state workers’ compensation, federal coal leases and other obligations related to our operations; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which the company has operations or serves customers; legislation, regulations and court decisions or other government actions, including, but not limited to, new environmental and mine safety requirements; changes in income tax regulations, sales-related royalties, or other regulatory taxes and changes in derivative laws and regulations; litigation, including claims not yet asserted; terrorist attacks or security threats, including cybersecurity threats; impacts of pandemic illnesses; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).

Included in the company’s release of financial information accounted for in accordance with generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations.  The company has defined below the non-GAAP financial measures that are used and has included in the tables following this release reconciliations of these measures to the most directly comparable GAAP measures.

Adjusted EBITDA is defined as (loss) income from continuing operations before deducting net interest expense; income taxes; asset retirement obligation expenses; depreciation, depletion, and amortization; asset impairment and mine closure costs; charges for the settlement of claims and litigation related to previously divested operations; and changes in deferred tax asset valuation allowance and amortization of basis difference related to equity affiliates.  Adjusted EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States GAAP.  Management uses Adjusted EBITDA as the primary metric to measure segment operating performance and also believes it is useful to investors in comparing the company’s current results with those of prior and future periods and in evaluating the company’s operating performance without regard to its capital structure or the cost basis of its assets.

Adjusted (Loss) Income from Continuing Operations and Adjusted Diluted EPS are defined as (loss) income from continuing operations and diluted earnings per share from continuing operations, respectively, excluding the impacts of asset impairment and mine closure costs and charges for the settlement of claims and litigation related to previously divested operations, net of tax, and the remeasurement of foreign income tax accounts on the company’s income tax provision. The company calculates income tax benefits related to asset impairment and mine closure costs and charges for the settlement of claims and litigation related to previously divested operations based on the enacted tax rate in the jurisdiction in which they have been or will be realized, adjusted for the estimated recoverability of those benefits.  Management has included these measures because, in the opinion of management, excluding those foregoing items is useful in comparing the company’s current results with those of prior and future periods.  Management also believes that excluding the impact of the remeasurement of foreign income tax accounts represents a meaningful indicator of the company's ongoing effective tax rate.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Mar. 31, 2015 and 2014

(In Millions, Except Per Share Data)
	Quarter Ended
	Mar.	Mar.
	2015	2014

Tons Sold	60.6	61.3

Revenues	$1,537.9	$1,626.8
Operating Costs and Expenses (1)	1,321.6	1,394.8
Depreciation, Depletion and Amortization	147.5	157.2
Asset Retirement Obligation Expenses	14.2	15.6
Selling and Administrative Expenses	49.4	59.5
Other Operating (Income) Loss:
Net Gain on Disposal of Assets	(0.1)	(9.8)
Loss from Equity Affiliates:
Results of Operations	1.4	5.4
Change in Deferred Tax Asset Valuation Allowance	0.3	—
Amortization of Basis Difference	1.4	1.2
Loss from Equity Affiliates	3.1	6.6
Operating Profit	2.2	2.9
Interest Income	(2.5)	(3.6)
Interest Expense:
Interest Expense	106.6	103.3
Loss on Debt Extinguishment	59.5	—
Interest Expense	166.1	103.3
Loss from Continuing Operations Before Income Taxes	(161.4)	(96.8)
Income Tax Provision (Benefit):
Provision (Benefit)	3.2	(51.1)
Remeasurement Benefit Related to Foreign Income Tax Accounts	(0.2)	(1.4)
Income Tax Provision (Benefit)	3.0	(52.5)
Loss from Continuing Operations, Net of Income Taxes	(164.4)	(44.3)
(Loss) Income from Discontinued Operations, Net of Income Taxes	(8.9)	0.2
Net Loss	(173.3)	(44.1)
Less: Net Income Attributable to Noncontrolling Interests	3.3	4.4
Net Loss Attributable to Common Stockholders	$(176.6)	$(48.5)

Adjusted EBITDA	$165.6	$176.9

Diluted EPS - Loss from Continuing Operations (2)(3)	$(0.62)	$(0.18)

Diluted EPS - Net Loss Attributable to Common Stockholders (2)	$(0.65)	$(0.18)

Adjusted Diluted EPS (2)	$(0.62)	$(0.19)

(1)	Excludes items shown separately.
(2)	Weighted average diluted shares outstanding were 270.1 million and 267.9 million for the quarters ended March 31, 2015 and 2014, respectively.
(3)	Reflects loss from continuing operations, net of income taxes, less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Supplemental Financial Data (Unaudited)
For the Quarters Ended Mar. 31, 2015 and 2014

	Quarter Ended
	Mar.	Mar.
	2015	2014
Revenue Summary (In Millions)
U.S. Mining Operations	$965.0	$985.0
Australian Mining Operations	548.2	611.8
Trading and Brokerage Operations	16.7	21.0
Other	8.0	9.0
Total	$1,537.9	$1,626.8

Tons Sold (In Millions)
Midwestern U.S. Mining Operations	5.9	6.2
Western U.S. Mining Operations	41.9	41.5
Australian Mining Operations (1)	8.8	8.2
Trading and Brokerage Operations	4.0	5.4
Total	60.6	61.3

Revenues per Ton - Mining Operations
Midwestern U.S.	$47.05	$48.97
Western U.S.	16.43	16.42
Total - U.S.	20.19	20.65
Australia	62.65	74.48

Operating Costs per Ton (2)
Midwestern U.S. (3)	$34.85	$36.25
Western U.S. (3)	12.08	12.23
Total - U.S. (3)	14.87	15.35
Australia (3)	65.46	74.26

Gross Margin per Ton (2)
Midwestern U.S. (3)	$12.20	$12.72
Western U.S. (3)	4.35	4.19
Total - U.S. (3)	5.32	5.30
Australia (3)	(2.81)	0.22

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - U.S. Mining:
U.S. Mining Operations	$271.5	$254.6
Commodity Hedging Results	(17.4)	(2.0)
Total U.S. Mining	254.1	252.6
Adjusted EBITDA - Australian Mining:
Australian Mining Operations	61.9	21.0
Foreign Currency Hedging Results	(73.6)	(18.8)
Commodity Hedging Results	(12.8)	(0.4)
Total Australian Mining	(24.5)	1.8
Adjusted EBITDA - Trading and Brokerage
Trading and Brokerage Operations	3.8	13.7
Litigation Settlement	—	(15.6)
Total Trading and Brokerage	3.8	(1.9)
Adjusted EBITDA - Resource Management (4)	1.2	9.5
Selling and Administrative Expenses	(49.4)	(59.5)
Other Operating Costs, Net (5)	(19.6)	(25.6)
Adjusted EBITDA	165.6	176.9
Operating Cash Flows	3.4	54.1
Acquisitions of Property, Plant and Equipment	25.1	24.4

(1)	Metallurgical coal tons sold totaled 3.8 million and 3.2 million for the quarters ended Mar. 31, 2015 and 2014, respectively.
(2)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; and certain other costs related to post-mining activities.

(3)
Operating costs per ton and gross margin per ton for Midwestern U.S., Western U.S., and Total - U.S. include hedging losses of $1.29, $0.23, and $0.36, respectively, for the quarter ended Mar. 31, 2015, and $0.15, $0.03, and $0.04, respectively, for the quarter ended Mar. 31, 2014. Operating costs per ton and gross margin per ton for Australia include hedging losses of $9.82 and $2.34 for the quarters ended Mar. 31, 2015 and 2014, respectively.

(4)	Includes certain asset sales, property management costs and revenues, and coal royalty expense.
(5)
Includes loss from equity affiliates (before the impact of related changes in deferred tax asset valuation allowance and amortization of basis difference)and costs associated with post-mining activities.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Balance Sheets
As of Mar. 31, 2015 and Dec. 31, 2014

(Dollars In Millions)
	(Unaudited)
	Mar. 31, 2015	Dec. 31, 2014
Cash and Cash Equivalents	$637.1	$298.0
Accounts Receivable, Net	431.4	563.1
Inventories	369.5	406.5
Deferred Income Taxes	83.9	80.0
Other Current Assets	287.0	363.4
Total Current Assets	1,808.9	1,711.0
Property, Plant, Equipment and Mine Development, Net	10,451.8	10,577.3
Deferred Income Taxes	1.1	0.7
Investments and Other Assets	889.9	902.1
Total Assets	$13,151.7	$13,191.1

Current Portion of Long-Term Debt (1)	$104.1	$21.2
Accounts Payable and Accrued Expenses	1,618.7	1,809.2
Other Current Liabilities	38.7	32.7
Total Current Liabilities	1,761.5	1,863.1
Long-Term Debt, Less Current Portion	6,287.5	5,965.6
Deferred Income Taxes	86.4	89.1
Other Noncurrent Liabilities	2,507.2	2,546.8
Total Liabilities	10,642.6	10,464.6
Stockholders' Equity	2,509.1	2,726.5
Total Liabilities and Stockholders' Equity	$13,151.7	$13,191.1

(1)    Current period balance includes $83.1 million aggregate principal amount of the company's 7.375% Senior Notes due November 2016 that remained outstanding as of March 31, 2015 and were redeemed with cash on hand on April 15, 2015 pursuant to the related notice of redemption.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Mar. 31, 2015 and 2014

(Dollars In Millions, Except Per Share Data)	Quarter Ended
	Mar.	Mar.
	2015	2014

Adjusted EBITDA	$165.6	$176.9
Depreciation, Depletion and Amortization	147.5	157.2
Asset Retirement Obligation Expenses	14.2	15.6
Change in Deferred Tax Asset Valuation Allowance Related to Equity Affiliates	0.3	—
Amortization of Basis Difference Related to Equity Affiliates	1.4	1.2
Interest Income	(2.5)	(3.6)
Interest Expense	166.1	103.3
Income Tax Provision (Benefit) Before Remeasurement on Income Tax Accounts	3.2	(51.1)
Adjusted Loss from Continuing Operations (1)	(164.6)	(45.7)
Remeasurement Benefit Related to Foreign Income Tax Accounts	(0.2)	(1.4)

Loss from Continuing Operations, Net of Income Taxes	$(164.4)	$(44.3)

Net Income Attributable to Noncontrolling Interests	$3.3	$4.4

Diluted EPS - Loss from Continuing Operations (2)	$(0.62)	$(0.18)
Remeasurement Benefit Related to Foreign Income Tax Accounts	—	(0.01)
Adjusted Diluted EPS	$(0.62)	$(0.19)

Targeted Results for the Quarter Ending Jun. 30, 2015 (Unaudited)

(Dollars In Millions, Except Per Share Data)	Quarter Ending
	Jun. 30, 2015
	Targeted Results
	Low	High

Adjusted EBITDA	$135	$175
Depreciation, Depletion and Amortization	154	164
Asset Retirement Obligation Expenses	15	13
Interest Income	(2)	(4)
Interest Expense	121	119
Loss on Debt Extinguishment	8	8
Income Tax Provision Before Remeasurement of Foreign Income Tax Accounts	—	5
Adjusted Loss from Continuing Operations (1)	(161)	(130)
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—
Loss from Continuing Operations, Net of Income Taxes	$(161)	$(130)

Net Income Attributable to Noncontrolling Interests	$—	$4

Diluted EPS - Loss from Continuing Operations (2)	$(0.59)	$(0.49)
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—
Adjusted Diluted EPS	$(0.59)	$(0.49)

(1)	In order to arrive at the numerator used to calculate Adjusted Diluted EPS, it is necessary to deduct net income attributable to noncontrolling interests from this amount.
(2)	Reflects loss from continuing operations, net of income taxes, less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.